Exhibit 10.33

SEVENTH AMENDMENT

OF THE

SKY FINANCIAL GROUP, INC. NON-QUALIFIED RETIREMENT PLAN

(As Amended and Restated Effective January 1, 1999)

WHEREAS, Sky Financial Group, Inc. (the “Company”) maintains the Sky Financial Group, Inc. Non-Qualified Retirement Plan (the “Plan”) for a select group of its management and highly compensated employees;

WHEREAS, the Company has delegated authority to amend the Plan to the Sky Financial Group, Inc. Benefit Plans Committee (the “Committee”);

WHEREAS, Section 409A was recently added to the Internal Revenue Code of 1986, as amended (the “Code”) and that section will apply, in general, to amounts deferred under nonqualified deferred compensation plans such as the Plan after December 31, 2004; and

WHEREAS, the Plan has been amended from time to time and the Committee now considers it desirable to further amend the Plan to prevent any amounts from being deferred under the Plan after December 31, 2004, and to preserve the grandfathered status of the amounts deferred and vested under the Plan on or before December 31, 2004, for purposes of Code Section 409A.

NOW, THEREFORE, pursuant to the power reserved to the Committee by Section 8.1 of the Plan, and by virtue of the authority delegated to the undersigned by resolution of the Committee, the Plan, as previously amended, be and is hereby amended further, in the following particulars, effective as of December 31, 2004:

1.      By adding the following sentence to end of the second introductory paragraph of the Plan:

“Effective December 31, 2004, the Plan is frozen.”

2.      By adding the following new Article X to appear immediately after Article IX of the Plan:

“ARTICLE X

PLAN FROZEN

The Company has frozen the Plan effective December 31, 2004. For Plan Years beginning on and after January 1, 2005, the Plan will operate on a frozen basis. Notwithstanding any provisions of the Plan to the contrary, the following provisions shall apply:

(a) No employees of the Company who were not Participants in the Plan prior to January 1, 2005, will be eligible to become Participants after that date.

(b) Effective on and after January 1, 2005, no further deferral or supplemental contributions will be credited to Participants’ Accounts.

(c) Code Section 409A Grandfathered Status. Compensation deferred and vested (within the meaning of Code Section 409A) on or before December 31, 2004, is eligible for exemption from Code Section 409A by reason of the statutory grandfather clause set forth in section 885(d) of the American Jobs Creation Act of 2004, Pub. L. No. 108-357, 118 Stat. 1418 (2004). The Company intends to preserve the grandfathered status of such amounts, including earnings thereon, under the Plan. No ‘material modifications,’ as that term is used for purposes of the Code Section 409A grandfather clause, shall be made to the Plan after October 3, 2004, unless permitted by Internal Revenue Service Notice 2005-1 or subsequent guidance.

(d) Transferred Amounts. Any amount credited to a Participant’s Account that was not vested as of December 31, 2004 (‘Non-Vested Contributions’) shall be transferred to the Sky Financial Group, Inc. Non-Qualified Retirement Plan II (the ‘NQRP II’), effective January 1, 2005. Such transferred Non-Vested Contributions shall be considered a contribution to, and shall be payable under the terms of, the NQRP II.

(e) The Plan shall continue in effect on and after December 31, 2004, subject to the Company’s right to amend or terminate the Plan under Article VIII. To the extent not inconsistent with the provisions of this Article X, all provisions of the Plan shall continue to apply.”

*        *        *

IN WITNESS WHEREOF, the undersigned Committee member has executed this Plan amendment on behalf of the Committee, this 2nd day of December 2005.

SKY FINANCIAL GROUP, INC. BENEFIT PLANS COMMITTEE

By:	/s/ Thomas A. Sciorilli
A Member of the Committee